Exhibit 99

July 15, 2004

James J. Mulva to succeed Archie W. Dunham as Chairman of ConocoPhillips

Houston (July 15, 2004) — The Board of Directors of ConocoPhillips today elected James J. Mulva to succeed Archie W. Dunham as Chairman of the Board upon Mr. Dunham’s retirement on September 30, 2004. Mr. Mulva will continue to serve as president and chief executive officer.

Jim Mulva, speaking on behalf of the Board of Directors, thanked Mr. Dunham for his 40 years of dedicated service and his outstanding record of achievement at Conoco, DuPont and ConocoPhillips. “Your leadership and guidance were essential to the formation of ConocoPhillips and have been significant factors in its ongoing success,” said Mulva.

“It has been a great honor for me to have been associated with wonderful employees at Conoco, DuPont and ConocoPhillips. I am proud of what we have accomplished together over the years, and I am very confident that, in Jim Mulva and the senior management team, the Board has ensured strong leadership for ConocoPhillips’ future,” said Archie W. Dunham.

Mr. Mulva’s succession of Mr. Dunham as Chairman is consistent with the previously disclosed terms of the ConocoPhillips merger agreement. Mr. Dunham also has elected to retire from the Board of Directors when he retires from ConocoPhillips, in keeping with current best practices in corporate governance. Mr. Dunham added, “I have often given interviews and speeches on the importance of former chairmen and CEOs not continuing their board service after retirement in the interest of good governance.”

ConocoPhillips is an integrated oil company with interests around the world. For more information, including biographical information on Mr. Dunham and Mr. Mulva, go to www.conocophillips.com.

CONTACTS:

Sam Falcona (media) 281-293-5966

Clayton Reasor (investors) 212-207-1996